NEWS RELEASE

Investor/Media Contact:
Andrew P. Hines, 973-515-1853
Email: IR@gentek-global.com

GenTek Inc Board Of Directors Announces Annual Director Elections And Other Governance
Developments; Annual Meeting To Be Held On
May 9, 2006

PARSIPPANY, N.J., March 15, 2006 — The Board of Directors of GenTek Inc. (NASDAQ: GETI) has unanimously approved and recommends the shareholders approve an amendment to the Company’s certificate of incorporation to declassify the Board of Directors and to provide for the annual election of directors. A shareholder vote on this matter will be included on the agenda for the 2006 annual meeting of shareholders.

The directors of GenTek Inc. currently are elected for staggered three-year terms. Beginning with the 2006 annual meeting, assuming the shareholders approve the Board’s recommendation, the directors will be elected for one-year terms.

The Board of Directors also unanimously agreed to amend the Company’s bylaws to provide for the election of directors by majority vote rather than by a plurality of affirmative votes. Under the amendment to the bylaws, in the event a director nominee received a majority of withhold votes cast at the meeting, the director would tender his or her resignation to the Board. The remaining directors would then decide whether to reject the tendered resignation and appoint the director for another one-year term, appoint a new director, or leave the seat vacant. The Board would announce its decision and its reasons therefore within 90 days.

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GenTek Inc Board Of Directors Announces Annual Director Elections — 2

Commenting on the governance changes announced today, John G. Johnson, Jr., Chairman of the Board of Directors, stated, ”the governance changes announced today are the result of the Board’s continuing efforts to align itself and the Company’s governance guidelines with recognized best practices.”

The 2006 Annual Meeting will be held on May 9, 2006 in Parsippany, New Jersey. The Board has set a record date for the meeting of March 30, 2006, and expects that proxy statements will be mailed to the shareholders during the first week of April. Further details of the time, location and agenda of the meeting will be included in the proxy statements.

About GenTek Inc.

GenTek provides specialty inorganic chemical products and services for treating water and wastewater, petroleum refining, and the manufacture of personal-care products, valve-train systems and components for automotive engines and wire harnesses for large home appliance and automotive suppliers. GenTek operates over 60 manufacturing facilities and technical centers and has approximately 6,500 employees.

GenTek’s 2,000-plus customers include many of the world’s leading manufacturers of cars and trucks, heavy equipment, appliances and office equipment, in addition to global energy companies and makers of personal-care products. Additional information about the company is available at www.gentek-global.com.